SUBSTITUTE POWER OF ATTORNEY

             Pursuant to written powers of attorney, copies of which were previously filed (the ?Powers of Attorney?), the undersigned, Sarah Dods, has been constituted and appointed true and lawful attorney-in-fact and agent, with full power of substitution and revocation, to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted in said Powers of Attorney, by the following:

		Craig Conway
		Alan Hassenfeld
		General Colin Powell
		Sanford Robertson
		John V. Roos
		Lawrence Tomlinson
		Robin Washington
		Maynard Webb

             Know all by these presents, that, pursuant to the powers granted to the undersigned in the Powers of Attorney, the undersigned hereby constitutes and appoints Scott Siamas as substitute to the undersigned attorney-in-fact, with full power of substitution or revocation, and with full power and authority to do and perform every act and thing whatsoever requisite, necessary or proper to be done in the exercise of the rights and powers granted to the undersigned in said Powers of Attorney.

For the avoidance of doubt, the foregoing appointment shall not serve as a revocation of the powers granted to the undersigned herself in the Powers of Attorney.

             This Substitute Power of Attorney shall remain in full force and effect unless and until revoked by the undersigned.

             IN WITNESS WHEREOF, the undersigned has caused this Substitute Power of Attorney to be executed as of this 18th day of March, 2015.

By: /s/Sarah Dods
Name: Sarah Dods